Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2019 fourth quarter and year-end earnings call. My name is Mike Hays, the Company’s CEO and joining me on the call today is Linda Stacy, our VP of Finance and Steve Jackson, President.

Before we continue, I would ask Linda to review conditions related to any forward-looking statements that may be made as part of today’s call.

Linda.

Linda:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, Linda, and again, welcome everyone. Today, Steve Jackson, NRC’s President will provide opening remarks related to the fourth quarter and calendar year 2019. Steve.

Steve:

Thanks, Mike. As you may have noticed in last night’s press release, we continue to see a favorable market response for NRC’s industry-leading, Voice the Customer platform. Thanks to support from customers—new and old—we finished the year with more than $100 million of contract value now on residing on the solution.

NRC’s unique capabilities and proven ability to generate significant (and immediate) value are the reason why leading health systems such as Partners Healthcare, Allina Health, Beaumont Health and others turned to NRC in Q4 2019 to accelerate their transformation.

After Linda shares with us her prepared remarks regarding financial performance, we’ll discuss how our business continues to evolve.

With that, I will now turn the call over to Linda.

Linda

Thank you, Steve.

Total contract value at the end of the fourth quarter 2019 ended at $144.8 million, representing a 10% growth over the same period in the prior year. We had record annual net new sales of $27.7 million for 2019, up 18% over 2018. Healthcare system clients with agreements for multiple solutions represented 27% of our client base at the end of the fourth quarter of 2019, up from 24% at the same time last year. Total contract value for our digital Voice of the Customer platform solutions increased to $100.2 million, compared to $76.4 million at the end of the fourth quarter of 2018.

Fourth quarter 2019 revenue was $32.6 million, an increase of 6% over the fourth quarter 2018. Fourth quarter revenue for our digital Voice of the Customer platform solutions increased to 67% of total revenue compared to 53% of total revenue in the fourth quarter of 2018.

We received notice in December 2019, that we met qualification requirements for the Nebraska Advantage LB312 Act by meeting certain investment and full-time equivalent employee thresholds in the year ended 2017. This tax incentive act allows us to get direct refunds of sales tax on qualified property, as well as earn investment credit and employment credits that can be claimed through credits of Nebraska income tax, employment tax, and sales tax on non-qualified property. In December, we recorded cumulative adjustments for direct refunds and credits earned through the year ending December 31, 2019, which reduced operating expenses by approximately $1.9 million.

Consolidated operating income for the fourth quarter 2019 was $12.0 million or 37% of revenue, compared to $9.4 million or 31% of revenue for the same period last year.

Total operating expenses of $20.7 million for the 4th quarter 2019 decreased by 3% compared to the prior year.

Direct expenses decreased 6% to $11.2 million for the fourth quarter 2019, compared to $11.9 million for the same period in 2018. Direct expenses as a percent of revenue were 34% in the fourth quarter 2019 compared to 39% in 2018.

Direct expenses decreased primarily due to a reduction in variable costs. Variable costs are lower due in a large part to the continued shift in our revenue mix from legacy solutions to Voice of the Customer platform revenue. Variable direct expenses as a percentage of revenue decreased to 16% for the fourth quarter of 2019 compared to 19% in the fourth quarter of 2018. Fixed expenses decreased slightly primarily due to state tax incentives.

Selling, general and administrative expenses increased to $8.2 million for the fourth quarter 2019, compared to $7.9 million for the same period in 2018. Selling, general and administrative expenses were 25% of revenue for the fourth quarter 2019 compared to 26% of revenue for the fourth quarter 2018.

Selling, general and administrative expenses increased in 2019 primarily due to a sales tax accrual that was recorded when we became aware that a state sales tax liability was both probable and able to be estimated due to sales taxes that should have been collected from customers in 2019 and certain previous years.

Depreciation and amortization expense decreased to $1.3 million for the fourth quarter 2019 compared to $1.5 million for the same period in 2018 primarily due to state tax incentives.

Other income and expense changed to $597,000 of other net expense in the fourth of quarter of 2019 compared to $146,000 of other net income in the fourth quarter of 2018. This increase in other expense was primarily due to revaluation on intercompany transactions due to changes in the foreign exchange rate.

The Company’s income tax expense was $2.7 million for the fourth quarter 2019 compared to $1.7 million in 2018. The effective tax rate was 23% for the fourth quarter 2019 compared to 18% for the same period in 2018 primarily due to decreased tax benefits from the exercise of options and dividends paid to non-vested shareholders and higher projected state taxes in 2019 period.

Net income for the fourth quarter 2019 was $8.7 million, compared to $7.8 million in 2018.

….

With that I’ll turn the call back to Steve.

Steve

Thank you, Linda.

As we look to the start of 2020 and a new decade, we find health systems’ leaders confronted with growing complexity as they transition from an encounter-based to relationship-centric model of care.

Paramount to this change is the need to better understand and respond to “what matters most” to the many constituents today’s organizations serve, be they patients, residents, health-plan members, prospective consumers, employers, employees, or physicians.

NRC’s Voice of the Customer Platform provides our partners with the flexibility and agility necessary to advance their strategy at all touchpoints along the consumer journey.

For marketers, our purpose-built solutions are illuminating the key factors that define a brand’s promise. At Virtua Health, in New Jersey, NRC’s insights propelled a successful re-brand that united an organization and provided confidence to the community that healthcare can be both high-tech and high touch.

For digital officers focused on expanding the accessibility of healthcare’s front-door, NRC’s tools are driving gains in market share and improving search engine optimization. Last year, Orlando Health reported breakthrough performance with a new patient appointment being booked every nine days for physicians using NRC’s star ratings program.

For experience officers, each touchpoint is also now being scanned for positive and negative signals. Coupled with NRC’s dimensions of human understanding such as age, race, ethnicity, language, etc., health systems are better able to evolve their services based on the micro-segments they serve. At Parkview Health in Fort Wayne, Indiana, this resulted in more insight in 90 days than they previously gained over a full calendar year.

For population health leaders, NRC’s VOC offering can be further tailored to ask the right question at the right time. Houston Methodist reported significant labor savings and improved outcomes in 2019 by being able to scan for at-risk patients that may be susceptible to a preventable readmission and take immediate action.

Lastly, for time-pressed executives, they can rest assured knowing that in the decade ahead, NRC’s VOC platform will provide a single source of experience truth, regardless of where care is delivered or received.

We look forward to sharing our progress in subsequent calls.

This completes our prepared remarks, so operator I will now ask you to open the call to questions.

Closing Statement – Mike

Thank you for your time today.

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